Exhibit 10.2

Devon Energy Corporation

ID: 73-1567067

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102-5015

Notice of Grant of RESTRICTED STOCK Award
and Award Agreement

Participant Name Grant Date: Grant Date

Grant Type: RSA

Award No.: Client Grant ID

Effective Grant Date, you have been granted a Restricted Stock Award of Number of Shares Granted shares of Devon Energy Corporation (the “Company”) Common Stock under the 2022 Devon Energy Corporation Long-Term Incentive Plan. These shares are restricted until the vesting date shown below.*

Anniversary of Grant Date	% of Shares to Vest
1st Anniversary	100%

*Vesting Schedule

By accepting this agreement online, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's 2022 Long-Term Incentive Plan and the Award Agreement, both of which are attached and made a part of this document.

DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

NON-MANAGEMENT DIRECTOR

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is entered into as of Grant Date (the “Date of Grant”), by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and Participant Name (the “Participant”).

WITNESSETH:

WHEREAS, the Company has previously adopted the “Devon Energy Corporation 2022 Long-Term Incentive Plan” (the “Plan”);

WHEREAS, the Participant is a nonemployee director of the Company and it is important to the Company that the Participant be encouraged to remain a director of the Company; and

WHEREAS, in recognition of such facts, the Company desires to award to the Participant Number of Shares Granted shares of the Company’s Common Stock under the Plan subject to the terms and conditions of this Award Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1. The Plan. The Plan, a copy of which is attached hereto, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Award Agreement shall govern the rights of the Participant and the Company with respect to the Award.

2. Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of Number of Shares Granted shares of the Company’s Common Stock (the “Restricted Stock”), on the terms and conditions set forth herein and in the Plan.

3. Terms of Award.

(a) Escrow of Shares. A certificate or book-entry registration representing the Restricted Stock shall be issued in the name of the Participant and shall be escrowed with the Secretary subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Award Agreement.

(b) Vesting. 100% of the shares of the Restricted Stock is scheduled to vest on the first anniversary date of the Date of Grant (the “Vesting Date”). If the Participant’s Date of Termination has not occurred as of a Vesting Date, then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to receive on or within a reasonable time after the Vesting Date, the shares scheduled to vest as of the Vesting Date. The portion of the Restricted Stock that has vested pursuant to the terms of this Award Agreement shall be deemed “Vested Stock.”

The Participant shall forfeit the unvested portion of the Award (including the underlying Restricted Stock and Accrued Dividends) upon the occurrence of the Participant’s Date of Termination unless the Award becomes vested under the circumstances described in paragraphs (i) or (ii) below.

(i) The Award shall become fully vested upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death. The Committee may, in its sole discretion, elect to accelerate vesting of all or any portion of the Award if the Date of Termination occurs by reason of the Participant’s disability or occurs under other special circumstances (as determined by the Committee and permitted pursuant to the Plan).

(ii) The Award shall become fully vested upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s Mandatory Retirement.

(c) Voting Rights and Dividends. The Participant shall have all of the voting rights attributable to the shares of Restricted Stock. Any dividends declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall not be paid to the Participant until such Restricted Stock becomes Vested Stock. Accrued Dividends shall be held by the Company as a general obligation of the Company and paid to the Participant reasonably promptly following the time the underlying Restricted Stock becomes Vested Stock (but in no event later than March 15 of the calendar year following the year in which such vesting occurs). Accordingly, Accrued Dividends shall be forfeited to the extent that the related Restricted Stock does not vest and is forfeited or cancelled. No interest shall be credited on Accrued Dividends.

(d) Vested Stock – Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the certificates or book-entry registrations and the Participant shall be provided a confirmation of the release of such Vested Stock, representing such Vested Stock as free and clear of all restrictions, except for any applicable securities laws restrictions. Reasonably promptly thereafter (but in no event later than March 15 of the calendar year following the year in which such vesting occurs), the Participant shall receive a payment in the amount of all Accrued Dividends attributed to such Vested Stock without interest thereon.

4. Legend. The shares of Restricted Stock covered by the Award shall be subject to the restrictions described in the following legend, which shall appear on any individual certificate or book-entry registration representing the Award; provided, however, that in the case of book entry registration, a notation or other precautionary device may be used to denote such restrictions:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION ARE SUBJECT TO AND ARE TRANSFERRABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT DATED Grant Date UNDER THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION IN VIOLATION OF SUCH AWARD AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF DEVON ENERGY CORPORATION.”

5. Delivery of Forfeited Shares. The Participant authorizes the Secretary to deliver to the Company any and all shares of Restricted Stock that are forfeited under the provisions of this Award Agreement.

6. Non-transferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber, or charge the Award or any Restricted Stock or any interest therein in any manner whatsoever.

7. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally, or mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

8. Binding Effect; No Third-party Beneficiaries; Governing Law and Venue; Compliance with Law. This Award Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns except as may be limited by the Plan, and (ii) governed by and construed under the laws of the State of Delaware. This Award Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. The issuance of shares of Common Stock, if any, to the Participant pursuant to this Award Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof. Any action arising out of, or relating to, any of the provisions of this Award Agreement shall be brought only in the United States District Court for the Southern District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

9. Award Subject to Claims of Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary or Affiliated Entity by reason of the right to earn an Award (including Accrued Dividends) under the Plan and this Award Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary or Affiliated Entity with respect to any rights under the Plan or this Award Agreement.

10. Company Policies. The Participant agrees that the Award, and the right to receive and/or retain any Vested Stock or cash payments covered by this Award, will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented from time to time by the Company’s Board of Directors, a duly authorized committee thereof or the Company, or as required by applicable law or any applicable securities exchange listings standards. By accepting this Award under the Plan, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such policy, law or standard. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.

11. Captions. The captions of specific provisions of this Award Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Award Agreement or the intent of any provision hereof.

12. Counterparts. This Award Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.

13. Amendment. Except as permitted by the Plan, this Award Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.

14. Entire Agreement. Except as otherwise provided herein, the Plan and this Award Agreement constitute the entire agreement between the Participant and the Company and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Award Agreement.

15. Section 83(b) Election. The Participant hereby acknowledges that the Participant has been informed that, with respect to the shares of Restricted Stock, the Participant may file an election with the Internal Revenue Service, within 30 days following the Date of Grant, electing pursuant to Section 83(b) of the Code (“Section 83(b)”) to be taxed currently on Fair Market Value (as defined in the Plan) of the shares of Restricted Stock on the Date of Grant, in which case any future appreciation in the shares of Common Stock covered by the Award will be taxed as capital gains. Absent such an election, ordinary income will be measured and recognized by the Participant at the time or times which the Restricted Stock vests. The Participant is strongly encouraged to seek the advice of the Participant’s tax consultants in connection with the advisability of the filing of the election under Section 83(b). A form of election under Section 83(b) may be obtained from the administrator of the Plan. The Participant acknowledges that it is not the Company’s, but rather the Participant’s sole responsibility to file the election under Section 83(b).

16. Application of Section 409A of the Code. The Award covered by this Award Agreement is intended to be exempt from, or otherwise comply with the provisions of, Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provision of this Award Agreement or the Plan to the contrary, if the Award is subject to the provisions of 409A (and not exempt therefrom), the provisions of this Award Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder constitute non-conforming “deferred compensation” subject to taxation under 409A, the Participant agrees that the Company may, without the Participant’s consent, modify the Award Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” without the meaning of 409A or to provide such payment or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of 409A), (A) the Participant is a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (B) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date, but shall instead settle it, without interest, within 30 days after such six-month period. Each payment under the Award shall be treated as a right to a separate payment. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with 409A, and the Participant recognizes and acknowledges that 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible,

17. Definitions. Words, terms, or phrases used in this Award Agreement shall have the meaning set forth in this Section 17. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.

(a) “Accrued Dividends” has the meaning set forth in Section 3(c).

(b) “Award” has the meaning set forth in Section 2.

(c) “Award Agreement” has the meaning set forth in the preamble.

(d) “Company” has the meaning set forth in the preamble.

(e) “Date of Grant” has the meaning set forth in the preamble.

(f) “Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not a member of the Board.

(g) “Mandatory Retirement” means the Participant’s retirement from the Board pursuant to the mandatory retirement policy reflected in the Company’s Corporate Governance Guidelines or similar corporate governance document.

(h) “Participant” has the meaning set forth in the preamble.

(i) “Plan” has the meaning set forth in the recitals.

(j) “Restricted Stock” has the meaning set forth in Section 2.

(k) “Vested Stock” has the meaning set forth in Section 3(b).

(l) “Vesting Date” has the meaning set forth in Section 3(b).

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on the day and year first above written.

“COMPANY” DEVON ENERGY CORPORATION,

a Delaware corporation

“PARTICIPANT” Participant Name